                                                 EXHIBIT 10(f)


                                                 September 5, 1996




Mr. Charles R. Chandler
President and Chief Operating Officer
Virginia Fibre Corporation
P.O. Box 339
Amherst, Virginia  24521

Dear Mr. Chandler:

	This letter will confirm our agreement with you regarding your future employment by Greif Bros. Corporation.

1. As of September 5, 1996, you will become an employee of Greif Bros. Corporation ("Greif Bros."), remaining on Virginia Fibre
Corporation's payroll for the sake of simplicity through December
31, 1996. Effective January 1, 1997, you will be placed on Greif
Bros.' payroll.

2. Effective September 5, 1996, Greif Bros. Shall assume and honor all obligations under your Employment Contract with Virginia Fibre
Corporation dated as of June 1, 1992 ("Employment Contract") with the following modifications, effective September 5, 1996:

a. Paragraph 1 of your Employment Contract shall be modified by deleting the provisions of Paragraph 1 and inserting a new paragraph to the effect that Greif Bros. shall employ you as Vice-Chairman of Greif Bros. or in such other comparable capacity as its Board of Directors shall from time to time deem appropriate, and you agree to continue to serve Greif Bros. as such until August 1, 2000, unless such date shall be extended by mutual consent, subject to the further terms and conditions of your Employment Contract.

b. Paragraph 2 of your Employment Contract shall be modified to provide that during your term of employment with Greif Bros., you agree to devote all of your time , attention, skill and effort to the performance of your duty as an officer and employee of Greif Bros. and that you agree, if elected from time to time that you will serve as a Director of Greif Bros. or a member of the Audit Committee of Greif Bros., or both, and any other corporation owned or controlled by Greif Bros., and you will perform faithfully the duties of such Directorship or Membership without compensation in addition to that provided in Paragraph 3 of your Employment Contract. The third and fourth sentences of Paragraph 2 of your Employment Contract shall be continued in full force and effect.

c. Paragraph 3 of your Employment Contract shall be modified to provide that as long as you are employed by Greif Bros., it shall compensate you for your service by paying you a salary monthly at a rate of not less than $424,356.00 per year, which shall hereinafter be called your "full base salary" for purposes of your Employment Contract, in addition to any allowance for (or reimbursement of) your expenses in connection with your employment. Nothing in this modification shall prohibit Greif Bros., in its sole discretion, from paying you more compensation than that provided in the preceding sentence.

d. Paragraph 4 of your Employment Contract shall provide that Greif Bros. may terminate your employment for disability as defined in the second sentence of said Paragraph.

e. Paragraph 6 of your Employment Contract shall be modified so that the term "Company" shall be read to mean Greif Bros.
Corporation and not Virginia Fibre Corporation.

f. Paragraph 7 of your Employment Contract shall be revised to: (i) modify subparagraph (a) to refer to the assignment to you of duties inconsistent with your new status as Vice-Chairman of Greif Bros. Corporation or substantial alteration in the nature or status of your responsibilities as of September 5, 1996; and
(ii) modify subparagraph (d) of this paragraph to refer to the relocation of the principal office of Greif Bros. Corporation outside the area of Delaware, Ohio.

g. Paragraph 10 of your Employment Contract shall be modified to provide in subparagraph (a) thereof that Greif Bros. shall continue to pay your full base salary, including fringe benefits, until August 1, 2000, or you sooner die, at the rate in effect at the date you receive notice of termination. In addition to the benefits provided under Paragraph 10 of your Employment Contract, you shall also be entitled to receive all benefits payable to you under the Greif Bros. pension plan or any other qualified or non-qualified or plan of Greif Bros. in which you may be entitled to participate and any other plan or agreement of Greif Bros. relating to retirement benefits to which you are entitled to participate.

h. Greif Bros. will provide you with equivalent fringe and all other benefits to which you are presently entitled under your Employment Contract or make up any differential in cash payments to you.

i. Paragraph 18 of your Employment Contract shall be revised to make this Employment Contract also binding on Greif Bros., its affiliates, successors, and assigns.

j. Except as modified above, all of the provisions of your Employment Contract dated as of June 1, 1992 with Virginia Fibre Corporation shall remain in full force and effect, except that in event of any conflict, inconsistency, or incongruity between the provisions of this your Employment Contract shall in all respects govern and control.

3. Greif Bros., shall also assume and honor all obligations under your Deferred Compensation Contract with Virginia Fibre Corporation dated as of June 1, 1992 ("Deferred Compensation Contract"), with the following modifications, effective as of September 5, 1996: (i) subsection (i) of your Deferred Compensation Contract is revised to refer to your retirement from Greif Bros.; (ii) your employment in subsection (iii) of Paragraph 4 thereof shall, after September 4, 1996, refer to your employment with Greif Bros.; (iii) the "number of years of your service" referred to in subparagraph (a) of Paragraph 5 of your Deferred Compensation Contract shall include years of service as an employee of Greif Bros. Corporation or any affiliate thereof; and (iv) the term "Company" in Paragraph 8 shall refer to Greif Bros. Where the context clearly requires the term "Company" in your Deferred Compensation Contract shall, after September 4, 1996, refer to Greif Bros. Corporation and not to Virginia Fibre Corporation. In addition, Paragraph 12 shall be revised to make this Deferred Compensation Contract also binding on Greif Bros., its affiliates, successors, and assigns.

All other provisions of your Deferred Compensation Contract with Virginia Fibre Corporation as of June 1, 1992 shall remain in full force and effect except as otherwise modified herein, except in the event of any conflict, inconsistency or incongruity between these modifications and the provisions of the original Deferred Compensation Contract, these modifications shall in all respects govern and control.

4. This will confirm that you shall retain all rights granted to you under the Virginia Fibre Corporation Incentive Stock Option granted on June 28, 1991 by Virginia Fibre Corporation.

If the foregoing terms meet with your approval, please signify your acceptance thereof by signing and returning to me the enclosed photocopy of this letter, which shall thereupon constitute a binding agreement between us.

                                               Very truly yours,

                                               GREIF BROS. CORPORATION

                                               By: /s/ Michael J. Gasser


ACCEPTED:                                      ACCEPTED:

                                               VIRGINIA FIBRE CORPORATION

/s/ Charles R. Chandler                        By: /s/ Michael A. Giles
Charles R. Chandler
September 24, 1996                             September 24, 1996

                                               As of June 1, 1992

Mr. Charles R. Chandler
President
Virginia Fibre Corporation
P.O. Box 7
Gladstone, Virginia  24553

                       Re:	Employment Contract

Dear Mr. Chandler:

As we are all aware, you played an important part in the founding of Virginia Fibre Corporation, in constructing its mill and in the monumental work of making it the largest independent manufacturer of corrugating medium in the country. You have been an employee continuously since the Company was founded in 1972, and the successful future of the Company depends in large part upon your remaining as its President and Chief Operating Officer.

Accordingly, the Company would like to confirm its agreement with you regarding your future employment by the Company, as follows:

1.	The Company agrees to continue to employ you as its
President and Chief Operating Officer or in such other comparable capacity as its Board of Directors shall from time to time deem appropriate, and you agree to continue to serve the Company as such for a term of 15 years from the date hereof, with the right exercisable solely by you upon written notice to the Company prior to May 1, 2001 and each successive May 1 after May 1, 2001 of your intention to extend the period of your employment hereunder for a period of twelve additional months (but in no event beyond August 1, 2006), subject to the terms and conditions hereof.

2.	During the term of your employment hereunder, you agree to devote all of your time, attention, skill and effort to the performance of your duties as an officer and employee of the company pursuant to Paragraph 1 hereof.
You agree that, if elected from time to time, you will continue to serve as a director or member of the Executive Committee, or both, of the

Company and any other corporation owned or controlled by the Company, and you will perform faithfully the duties of such directorship or membership without compensation in addition to that provided for in Paragraph 3 hereof (except that you shall be entitled to the same fees, if any, for attending meetings of the Board of Directors and committees thereof as are paid to other directors). You may serve as a director or member of the executive committee, or both, of any other business corporations, but you may not be required to assume or perform duties as an officer or employee of any other business corporation which is not owned or controlled by the Company (even though such other corporation may own or control the Company). You may serve without compensation as a director, officer or a member of the executive committee of one or more not-for-profit corporations and devote such time to your duties as such as does not conflict with your duties as an officer and employee of the Company.

3.	As long as you are employed hereunder, the Company shall
compensate you for your services by paying you a salary monthly at a rate of not less than $275,000 per year (hereinafter called your "full base salary"), in addition to any allowance for (or reimbursement of) your expenses in connection with your employment. Nothing in this agreement shall prohibit the Company, in its sole discretion, from paying you more compensation than that provided for in the preceding sentence.

4. Notwithstanding Paragraph 1 hereof, the Company may terminate your employment for disability. Disability shall mean that you are unable to perform all of your duties with the Company under this agreement for a period of more than eight (8) consecutive months due to a physical or emotional illness or injury.

5. Your employment shall not be terminated by the fact that, under the Company's pension plan, (i) the Company could otherwise require you to retire, (ii) you in fact "retire" under such pension plan, or (iii) you commence or continue to receive any pension or other benefits under such pension plan or any deferred compensation contract with the Company by reason of your having attained the age of 70-1/2, or otherwise.

6.	Notwithstanding Paragraph 1 hereof, the Company may
terminate your employment for cause. Cause shall mean either of the following:

(a)	The willful and continued failure by you to
substantially perform your duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness or any such actual or anticipated failure resulting from termination by you for good reason pursuant to Paragraph 7 hereof) after a written demand for substantial performance is delivered to you by the Board, which demand specifically identifies the manner in which the Board believes that you have not substantially performed your duties; or

(b)	The willful engaging by you in conduct which is
demonstrably and materially injurious to the Company, monetarily or otherwise.

For purposes of this Paragraph, no act, or failure to act, on your part shall be deemed "willful" unless your act or omission was not in good faith and without reasonable belief that such act or omission was in the best interest of the Company. Notwithstanding the foregoing, your employment shall not be deemed to have been terminated for cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board of Directors of the Company at a meeting of the Board called and held for such purpose after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board, finding that in the good faith opinion of the Board, you were guilty of conduct described in sub-paragraph (a) or (b) of this Paragraph.

7.	Notwithstanding Paragraph 1 hereof, you shall be entitled to terminate your employment for good reason. Good reason shall mean any of the following without your express written consent:

(a)	The assignment to you of any duties inconsistent with
your status as Chief Operating Officer of the Company or a substantial alteration in the nature or status of your responsibilities on the date hereof;

(b) A reduction by the Company in your full base salary below the amount set forth in Paragraph 3 hereof, as adjusted in accordance with Paragraph 4 hereof.

(c)	The receipt by you of instructions, either to act or
not to act, in a manner which you believe in good faith would be contrary to the laws of the United States or any other applicable jurisdiction, or to constitute an unethical business, banking or commercial transaction or improper legal, accounting or tax posi-tion.

(d)	The relocation of the principal office of the Company
outside the area of Amherst, Virginia;

(e)	The failure by the Company to continue in effect any
compensation plan in which you are participating on the date hereof, except the Company's Senior Management Bonus Plan, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made; or the failure by the Company to continue your participation therein on substantially the same basis as on the date hereof, both in terms of the amount of benefits provided and the level of your participation relative to other participants;

(f)	The failure by the Company to continue to provide you
with benefits substantially similar to those enjoyed by you under any of the Company's pension, life insurance, medical, health and accident, or disability plans in which you are participating on the date hereof, or the taking of any action by the Company which would, directly or indirectly, materially reduce any of such benefits or deprive you of any material fringe benefit enjoyed by you as of the date hereof;

(g)	The failure of the Company to obtain a satisfactory
agreement from any successor to assume and agree to perform this agreement, as contemplated by Paragraph 13 hereof; or

(h)	Any purported termination of your employment that is
not effected pursuant to a notice of termination satisfying the requirements of Paragraph 11 hereof (and, if applicable, the requirements of Paragraph 6 hereof). For purposes of this agreement, no such purported termination shall be effective.

Your right to terminate your employment pursuant to this Paragraph 7 shall not be affected by your incapacity due to physical or mental illness.

8. If your employment is terminated by reason of your death or disability, your benefits shall be determined in accordance with the insurance program, pension and deferred compensation contracts, stock option and other agreements and programs then in effect.

9. If your employment is terminated by the Company for cause or by you other than for good reason or disability, the Company shall pay you your full base salary through the date of termination at the rate in effect at the time you are given notice of termination or at the time you provide written notice to the Company, whichever is earlier, and the Company shall have no further obligations to you under this agreement.

10.	If your employment by the Company shall be terminated (i) by the Company other than for cause or disability or (ii) by you for good reason, then you shall be entitled to the benefits provided below:
(a)	The Company shall continue to pay your full base
salary, including fringe benefits, until August 1, 2006, or you sooner die, at the rate in effect on the date you receive notice of termination;

(b)	Notwithstanding any provision of the Company's Senior
Management Bonus Plan, as amended from time to time, or any other compensation arrangements then in effect, the Company shall pay to you, not later than the fifth day following the date of termination, a lump sum amount equal to the sum of any incentive compensation which has been allocated or awarded to you for a year, or other measuring period preceding the date of termination but has not yet been paid;

(c)	The Company shall also pay to you all legal fees and
expenses incurred by you as a result of such termination (including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this agreement);

(d)	In addition to all other amounts payable to you under
this Paragraph, you shall be entitled to receive all benefits payable to you under the Company's Pension Plan, Employee Thrift Plan and any other plan or agreement relating to retirement benefits; and

(e)	You shall not be required to mitigate the amount of any
payment provided for in this Paragraph by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Paragraph be reduced by any compensation earned by you as a result of employment by another employer or by retirement benefits received by you after the date of termination, or otherwise.

11.	Any purported termination of your employment by the Company
or by you shall be communicated by written notice of termination to the other party hereto. Notice of termination shall mean a notice which shall indicate the specific termination provision of this agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated. Notices and all other communications provided for in this agreement shall be in writing and shall be deemed to have been duly given when delivered, or when mailed by United States registered mail return receipt requested and postage prepaid, addressed to the respective addresses set forth on the first page of this agreement or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt. All notices to the Company shall be directed to the attention of the Chairman of the Board, with a copy to the Compensation Committee.

12.	Date of termination shall mean (a) if your employment is
terminated for disability, thirty (30) days after notice of termination is given or (b) if your employment is terminated for any other reason, the date specified in the notice of termination (which, in the case of a termination by the Company for cause pursuant to Paragraph 6 hereof shall not be less than thirty (30) days, and in the case of a termination by you for good reason pursuant to Paragraph 7 hereof shall not be less than sixty
(60) days, respectively, from the date such notice of termination is given); provided that, if within thirty (30) days after any notice of termination is given, the party receiving such notice of termination notifies the other party that a dispute exists concerning the termination, the date of termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding arbitration award, or by a final judgment, order or decree of a court of competent jurisdiction (which is not appealable, or from which the time for appeal has expired or from which no appeal has been perfected); provided further that the date of termination shall be extended by such a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of any such dispute, the Company will continue to pay you your full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, base salary) and continue you as a participant in all compensation, benefit and insurance plans in which you were participating when the notice giving rise to the dispute was given, until the dispute is finally resolved in accordance with this Paragraph. Amounts paid under this Paragraph are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this agreement.

13.	The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this agreement in the same manner and to the same extent this Company would be required to perform it if no such succession had taken plan. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this agreement and shall entitle you to compensation from the Company in the same amount and on the same terms as you would be entitled hereunder if you terminate your employment for good reason following a change in control of the Company, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the date of termination. As used in this agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes or agrees to perform this agreement expressly, by operation of law or otherwise, except that nothing herein shall be deemed to require you to perform the duties of your office or position for any such successor with respect to operations which extend materially beyond the scope of the operations of the Company immediately prior to such succession.

14.	This agreement shall be binding upon and inure to the
benefit of (i) the Company, its successor and assigns and (ii) you and your legal representatives, but shall not be assignable by you. The agreement shall survive the termination of your employment.

15.	This agreement shall be governed by, and construed in
accordance with, the laws of the Commonwealth of Virginia.

If the foregoing terms meet with your approval, please signify your acceptance thereof by signing and returning to me the enclosed carbon copy of this letter, which shall thereupon constitute a binding agreement between us.

                                            Very truly yours,

                                            VIRGINIA FIBRE CORPORATION

                                            By /s/ Robert C. Macauley
                                            Robert C. Macauley
                                            Chairman of the Board

ACCEPTED:

/s/ Charles R. Chandler
Charles R. Chandler

June 1, 1992

                                              As of June 1, 1992



Mr. Charles R. Chandler
President
Virginia Fibre Corporation
P.O. Box 7
Gradstone, Virginia  24553

Re:	Deferred Compensation Contract

Dear Mr. Chandler:

In a letter agreement dated August 1, 1986 as amended on February
11, 1988, September 14, 1988 and June 1, 1992, the Company agreed to employ you, and you agreed to serve the Company for a term of 15 years [until August 1, 2001]. You were born on August 1, 1935, and accordingly you will be 66 years old at the termination of your employment contract on August 1, 2001.

In an agreement dated March 21, 1983, the Company agreed to engage you as a consultant, and you agreed to serve the Company as a consultant, commencing on the first day of the month following your retirement under its pension plan (at or after age 65) and continuing until the last day of the month in which you attain the age of 80. Because the financial position of the Company now proposes to substitute a deferred compensation arrangement, which would provide you with a more stable retirement income, for this consulting agreement.

Accordingly, the Company would like to confirm, amend and restate its agreements with you as follows:

1.	The employment contract dated August 1, 1986, including all
subsequent amendments thereto, is confirmed.

2.	The post-retirement consulting contract dated March 21, 1983 is rescinded.

3.	The Company agrees to compensate you for your services as an employee, not only by paying you the salary set forth in Paragraph 3 of your employment contract, but also by paying you deferred compensation, in the circumstances described in Paragraph 4 hereof, commencing on (a) the first day of the month following the month in which you attain the age of 65 or (b) on the date you retire, or the Company requires you to retire, under the Company's pension plan (whether or not (i) you elect to defer your pension starting date, or (ii) you commence or continue to receive any pension under the Company's pension plan by reason of having attained the age of 70-1/2 or otherwise), whichever is later, and continuing during the joint lives of you and your spouse (or during your lifetime if you have no spouse), but in no event for longer than 15 years.

4.	The deferred compensation described in Paragraph 3 hereof
shall be paid in the event and only in the event that (i) you retire, or the Company requires you to retire, under such pension plan at or after age 65, (ii) you are separated from service under the terms of such pension plan by reason of becoming permanently disabled before you attain the age of 65, or (iii) your employment is terminated before you attain the age of 65 under circumstances which entitle you to the benefits described in Paragraph 10 of your employment contract. However, no deferred compensation shall be payable under Paragraph 3 hereof by reason of your death prior to your actual retirement. This is because you are insured under the Company's life insurance plan as long as you remain an active employee.

5. The amount of the deferred compensation payable to you or your spouse during each of the first 10 years shall be equal to the amount by which

(a) the product of (i) 2.67% of the base salary which is paid to you by the Company pursuant to Paragraph 3 or 10 of your employment contract during the 12 full calendar months before you attain the age of 65 (on August 1, 2000) times (ii) the number of years of your service as an employee of the Company (including any years for which you are paid pursuant to Paragraph 10 of your employment contract) prior to attaining the age of 65, exceeds

(b) your annual benefit under the Company's pension plan, determined in accordance with Paragraph 7 hereof,

increased by an amount of interest, computed annually at a rate equal to the average base prime rate of Citibank, N.A. during the period, if any, between the first day of the month following the date on which you attain age 65 and the date of your retirement. In determining the number of years of your service, credit shall be given for a fraction of a year in the proportion that the number of full months of employment in such year bears to 12.

6.	The deferred compensation payable to you or your spouse
during each of the five years following the 10-year period described in Paragraph 5 hereof shall be at an annual rate equal to two-thirds of the annual rate described in said Paragraph 5.

7.	The annual benefit payable to you under the Company's
pension plan shall be deemed to be the annual benefit payable at age 65 under Paragraph A of Article XI of the plan (rather than Paragraph C of said Article, even though you do not plan to retire under the plan at age
65). No adjustment shall be made in such annual benefit if a pension is not payable to you for any reason.

8.	If you are separated from the service of the Company by
reason of becoming permanently disabled prior to your retirement under the Company's pension plan, you shall be given credit, under Paragraph 4 hereof, for your years of service up until the date of your disability or the date on which you attained age 65, whichever is earlier, and the annual benefit to which you are entitled under Paragraph 7 hereof, shall be deter-mined as of the date you became disabled.

9.	The Company shall not be under any obligation to insure or
otherwise fund the payment of any amounts payable under this agreement, nor shall it be deemed a trustee in respect of any such amount, and your only right to payment shall be that of a general creditor of the Company.

10.	You may not assign, transfer, pledge, hypothecate, give or
otherwise dispose of or encumber your right or the right of your legal representatives to any payment hereunder, and any attempt to do so by you, whether voluntarily or by operation of law, shall be null and void.

11.	The rights which you and your spouse have hereunder shall be in addition to any rights that you or your spouse may have under any employee benefit plan that the Company has instituted or may hereafter institute.

12.	This agreement shall be binding upon and inure to the
benefit of (i) the Company, its successors and assigns and (ii) you and your legal representatives, but shall not be assignable by you. The agreement shall survive the termination of your employment.

13.	This agreement shall be governed by, and construed in
accordance with, the laws of the Commonwealth of Virginia.

                                            EXHIBIT 10(f) (concluded)

If the foregoing terms meet with your approval, please signify your acceptance thereof by signing and returning to me the enclosed photocopy of this letter, which shall thereupon constitute a binding agreement between us.

                                             Very truly yours,

                                             VIRGINIA FIBRE CORPORATION


                                             By /s/ Robert C. Macauley
                                             Robert C. Macauley
                                             Chairman of the Board


ACCEPTED:

/s/ Charles R. Chandler
Charles R. Chandler

June 1, 1992